Office of the Chief Accountant
Securities & Exchange Commission
100 F Street, NE
Washington D.C. 20549

Gentlemen,

We have read the statements included under Item 4.01, Changes in Registrant’s Certifying Accountant, in the Form 8-K dated February 09, 2010, of ACL Semiconductors, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we are in agreement with the statements therein insofar as they relate to our firm. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of Messrs. Albert Wong & Co. as the new independent registered public accounting firm.

/s/ JTC Fair Song CPA Firm
JTC Fair Song CPA Firm
CERTIFIED PUBLIC ACCOUNTANTS

Shenzhen, China
February 09, 2010

Shenzhen Head Office: Tel.: (86 755) 829 23750   Fax: (86 755) 829 23761  Email: info@jtcfairsong.com
Unit L, Level 8, Shangbu Building, No. 68 Nan Yuan Road, Fu Tian District, Shenzhen, China (Postal #518031)